EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

by and among

SIBLING GROUP HOLDINGS, INC.

a Texas Corporation

and

URBAN PLANET MEDIA & ENTERTAINMENT, CORP.,

A Delaware corporation

and

THE SHAREHOLDERS OF

URBAN PLANET MEDIA & ENTERTAINMENT, CORP.

Dated as of January 28, 2015

TABLE OF CONTENTS

PAGE
ARTICLE I REPRESENTATIONS, COVENANTS, AND WARRANTIES OF URBAN PLANET AND THE URBAN PLANET SHAREHOLDERS	4

ARTICLE II REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY	11

ARTICLE III SHARE EXCHANGE	14

Section 3.01	The Exchange and Share Cancellation.	14
Section 3.02	Closing	14
Section 3.03	Closing Events	15
Section 3.04	Termination	15

ARTICLE IV SPECIAL COVENANTS	15

Section 4.01	Access to Properties and Records	15
Section 4.02	Delivery of Books and Records	15
Section 4.03	Third Party Consents and Certificates	15
Section 4.04	Designation of Directors and Officer.	15
Section 4.05	Actions Prior to Closing	16
Section 4.06	Indemnification.	16

ARTICLE V CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	17

Section 5.01	Accuracy of Representations and Performance of Covenants	17
Section 5.02	Officer’s Certificate	17
Section 5.03	Approval by the Urban Planet Shareholders	18
Section 5.04	No Governmental Prohibition	18
Section 5.05	Consents	18
Section 5.06	Other Items.	18

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF URBAN PLANET AND THE URBAN PLANET SHAREHOLDERS	18

Section 6.01	Accuracy of Representations and Performance of Covenants	18
Section 6.02	Officer’s Certificate	19
Section 6.03	Good Standing	19
Section 6.04	No Governmental Prohibition	19
Section 6.05	Approval by the Company Board of Directors	19
Section 6.06	Consents	19
Section 6.07	Other Items	19

ARTICLE VII MISCELLANEOUS	19

Urban Planet Shareholders’ Signature Pages	24

Exhibits

Exhibit A – Definitions

Exhibit B – Shareholders’ Signature Pages

Exhibit C – Series A Preferred Stock

Exhibit D – Form of Opinion

STOCK EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of January 28, 2015, by and between SIBLING GROUP HOLDINGS, INC., a Texas corporation (the “Company”), with offices at 901 Mopac Expressway South, Barton Oaks Plaza One, Suite 300, Austin, TX 78746 and URBAN PLANET MEDIA & ENTERTAINMENT, CORP., a Delaware corporation (“Urban Planet”) with offices at 4711 Hope Valley Road, Suite 4F-104, Durham, NC 27707, and the shareholders of Urban Planet set forth on Exhibit B (the “Urban Planet Shareholders”). Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.

Premises

WHEREAS, The Company is a publicly held corporation organized under the laws of the State of Texas;

WHEREAS, Urban Planet is a privately-held company organized under the laws of Delaware;

WHEREAS, The Company agrees to acquire up to 100% of the fully diluted Urban Planet shares of its common stock, par value $0.0001 per share (the “Urban Common Stock”) (representing 100% of Urban Planet’s fully diluted issued and outstanding common stock as defined below) from the Urban Planet Shareholders in exchange for that (i) number of shares of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”) equal to that number obtained by multiplying the Common Stock Exchange Ratio (as hereinafter defined) with the number of such holder’s Fully Diluted Urban Planet Shares (as hereinafter defined) and (ii) that number of shares of the Company’s Series A Convertible Preferred Stock (a form of the Certificate of Designations and Preferences for the Series A Convertible Preferred Stock is set forth in Exhibit C) (the “Series A Preferred”) equal to that number obtained by multiplying the Preferred Stock Exchange Ratio (as hereinafter defined) with the number of such holder’s Fully Diluted Urban Planet Shares (collectively, the “Exchange” or “Exchange Consideration”): On the Closing Date, the Urban Planet Shareholders will become shareholders of the Company and Urban Planet will become a subsidiary of the Company; and

WHEREAS, for Federal income tax purposes, it is intended that the Exchange qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF URBAN PLANET AND THE URBAN PLANET SHAREHOLDERS

As an inducement to, and to obtain the reliance of the Company, except as set forth in the Urban Planet Schedules (as hereinafter defined), Urban Planet and the Urban Planet Shareholders represent and warrant as of the Closing Date (as hereinafter defined), as follows:

Section 1.01

Incorporation. Urban Planet is a company duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Urban Planet Schedules is a complete and correct copy of the Articles of Incorporation of Urban Planet as in effect on the date hereof.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Urban Planet’s Articles of Incorporation.  Urban Planet has taken all actions required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement.  Urban Planet has full power, authority, and legal capacity and has taken all action required by law, its Articles of Incorporation, and otherwise to consummate the transactions herein contemplated.

Section 1.02

Authorized Shares and Capital.  Urban Planet’s authorized number of common shares with $0.0001 par value is 25,000,000 with 8,954,281 shares issued and outstanding.  The issued and outstanding shares of Common Stock are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  Urban Planet is authorized to issue 3,000,000 shares of preferred stock, $0.0001 par value none of which are issued and outstanding. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as a result of the purchase and sale of the Securities and except as set forth on Schedule 1.02, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of Urban Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Urban Common Stock or Urban Planet Common Stock Equivalents as hereinafter defined.  The term “Urban Common Stock Equivalents” means any securities of Urban Planet which would entitle the holder thereof to acquire at any time Urban Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive Urban Common Stock. The Exchange will not obligate Urban Planet to issue shares of Urban Common Stock or other securities to any Person (other than the Company) and will not result in a right of any holder of Urban Planet’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of Urban Planet are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  No further approval or authorization of any stockholder, the Board of Directors or others is required for the completion of the Exchange.  There are no stockholders agreements, voting agreements or other similar agreements with respect to Urban Planet’s capital stock to which the Company is a party or, to the knowledge of Urban Planet, between or among any of Urban Planet’s stockholders.

Section 1.03

Subsidiaries and Predecessor Corporations.  Urban Planet does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  For purposes hereinafter, the term “Urban Planet” also includes the Subsidiaries.

Section 1.04

Financial Statements.

(a)

Urban Planet has previously provided the Company with the unaudited balance sheets of Urban Planet and its Subsidiaries as of September 30, 2014 and the related statement of operations for the period then ended.

(b)

All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Urban Planet balance sheet is true and accurate and presents fairly as of its date the financial condition of Urban Planet.  As of the date of such balance sheet, except as and to the extent reflected or reserved against therein, Urban Planet had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheet prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Urban Planet, in accordance with generally accepted accounting principles. The statements of operations reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c)

Urban Planet has duly and punctually paid all Governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and Urban Planet has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all Governmental fees and taxation.

(d)

The books and records, financial and otherwise, of Urban Planet are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e)

All of Urban Planet’s assets are reflected on its financial statements, and, except as set forth in the Urban Planet Schedules or the financial statements of Urban Planet or the notes thereto, Urban Planet has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 1.05

Information.  The information concerning Urban Planet set forth in this Agreement and in the Urban Planet Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, Urban Planet has fully disclosed in writing to the Company (through this Agreement or the Urban Planet Schedules) all information relating to matters involving Urban Planet or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability, (ii) have led or may lead to a competitive disadvantage on the part of Urban Planet or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on Urban Planet, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 1.06

Options or Warrants.  Except as set forth on Schedule 1.02, there are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued capital stock of Urban Planet.

Section 1.07

Absence of Certain Changes or Events.  Since September 30, 2014 or such other date as provided for herein:

(a)

there has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of Urban Planet;

(b)

Urban Planet has not incurred any liabilities (contingent or otherwise) that have not been repaid other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) liabilities not required to be reflected in Urban Planet’s financial statements pursuant to GAAP;

(c)

Urban Planet has not (i) amended its Certificate of Incorporation since June 11, 2009; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(d)

Except as disclosed on Schedule 1.07(d), Urban Planet has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 1.08

Litigation and Proceedings. Except as disclosed on Schedule 1.08, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of Urban Planet after reasonable investigation, threatened by or against Urban Planet or affecting Urban Planet or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Urban Planet does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 1.09

Contracts.

(a)

All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Urban Planet is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business have been previously disclosed to the Company.  A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least $10,000;

(b)

All contracts, agreements, franchises, license agreements, and other commitments to which Urban Planet is a party or by which its properties are bound and which are material to the operations of Urban Planet taken as a whole are valid and enforceable by Urban Planet in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c)

Except as previously disclosed to the Company or reflected in the most recent Urban Planet balance sheet, Urban Planet is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Urban Planet.

Section 1.10

Compliance With Laws and Regulations.  To the best of its knowledge, Urban Planet has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Urban Planet or except to the extent that noncompliance would not result in the occurrence of any material liability for Urban Planet.

Section 1.11

Intellectual Property.  Urban Planet has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or required for use in connection with their respective businesses and which the failure to so have could have a material adverse effect (collectively, the “Intellectual Property Rights”).  Urban Planet has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Urban Planet has not received, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to not have a material adverse effect.  To the knowledge of Urban Planet, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  Urban Planet has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

Section 1.12

Approval of Agreement.  This Agreement has been duly and validly authorized and executed and delivered on behalf of Urban Planet and the Urban Planet Shareholders, and this Agreement constitutes a valid and binding agreement of Urban Planet and the Urban Planet Shareholders enforceable in accordance with its terms.

Section 1.13

Urban Planet Schedules.  Urban Planet has delivered to the Company the following schedules, which are collectively referred to as the “Urban Planet Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Urban Planet as complete, true, and correct as of the date of this Agreement in all material respects:

(a)

a schedule containing complete and correct copies of the Articles of Incorporation of Urban Planet in effect as of the date of this Agreement;

(b)

a schedule containing the financial statements of Urban Planet identified in paragraph 1.04(a);

(c)

a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of Urban Planet since September 30, 2014, required to be provided pursuant to section 1.07 hereof;

(d)

a schedule of any exceptions to the representations made herein; and

(e)

a schedule containing the other information requested above.

Urban Planet shall cause the Urban Planet Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 1.14

Valid Obligation. This Agreement and all agreements and other documents executed by Urban Planet in connection herewith constitute the valid and binding obligations of Urban Planet and the Urban Planet Shareholders, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.15

Disclosure.  All of the disclosures furnished by or on behalf of Urban Planet to the Company regarding Urban Planet and its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, are true and correct in all materials respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 1.16

Investment Representations.

(a)

Investment Purpose.  As of the date hereof, the Urban Planet Shareholders  understand and agree that the consummation of this Agreement including the delivery of the Exchange Consideration (as hereinafter defined) to the Urban Planet Shareholders in exchange for the Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act ”) and applicable state statutes and that the Exchange Consideration is being acquired for the Urban Planet Shareholders’ own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, the Urban Planet Shareholders do not agree to hold any of the Exchange Consideration for any minimum or other specific term and each reserves the right to dispose of the Exchange Consideration at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(a)

Accredited Investor Status.  Each of the Urban Planet Shareholders is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(b)

Reliance on Exemptions.  Each of the Urban Planet Shareholders understands that the Exchange Consideration is being offered and sold to the Urban Planet Shareholders in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Urban Planet Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Urban Planet Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Urban Planet Shareholders to acquire the Exchange Consideration.

(c)

Information.  The Urban Planet Shareholders and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Exchange Consideration which have been requested by the Urban Planet Shareholders or their advisors.  The Urban Planet Shareholders and their advisors, if any, have been afforded the opportunity to ask questions of the Company.  Notwithstanding the foregoing, the Company has not disclosed to the Urban Planet Shareholders any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to the Urban Planet Shareholders.  The Urban Planet Shareholders understand that their investment in the Exchange Consideration involves a significant degree of risk. The Urban Planet Shareholders are not aware of any facts that may constitute a breach of any of Urban Planet's representations and warranties made herein.

(d)

Governmental Review.  Each of the Urban Planet Shareholders understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Exchange Consideration.

(e)

Transfer or Re-sale.  Each of the Urban Planet Shareholders understands that (i) the sale or re-sale of the Exchange Consideration has not been and is not being registered under the Securities Act or any applicable state securities laws, and the Exchange Consideration may not be transferred unless (a) the Exchange Consideration is sold pursuant to an effective registration statement under the Securities Act, (b) the Urban Planet Shareholders shall have delivered to the Company, at the cost of the Urban Planet Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the Exchange Consideration to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by the Company, (c) the Exchange Consideration is sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the Securities Act (or a successor rule) (“Rule 144”)) of the Urban Planet Shareholders who agree to sell or otherwise transfer the Exchange Consideration only in accordance with this Section and who is an Accredited Investor, (d) the Exchange Consideration is sold pursuant to Rule 144, or (e) the Exchange Consideration is sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the Urban Planet Shareholders shall have delivered to the Company, at the cost of the Urban Planet Shareholders, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by the Company; (ii) any sale of such Exchange Consideration made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such Exchange Consideration under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such Exchange Consideration under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder (in each case).  Notwithstanding the foregoing or anything else contained herein to the contrary, the Exchange Consideration may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(f)

Legends.  Each of the Urban Planet Shareholders understand that the shares of the Company’s common stock that comprise the Exchange Consideration , until such time as the Exchange Consideration have been registered under the Securities Act or may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Exchange Consideration may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Exchange Consideration):

“NEITHER THE ISSUANCE NOR SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.”

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Exchange Share upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) the Exchange Consideration are registered for sale under an effective registration statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 or Regulation S without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Company with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such

Exchange Consideration may be made without registration under the Securities Act, which opinion shall be accepted by the Company so that the sale or transfer is effected.  Each of the Urban Planet Shareholders agrees to sell all Exchange Consideration, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

(g)

Residency.  Each of the Urban Planet Shareholders is a resident of the jurisdiction set forth immediately below the Urban Planet Shareholders’ name on the signature pages hereto or provided separately to the Company.

Section 1.17

No “Bad Actor” Disqualification.  Urban Planet has exercised reasonable care, in accordance with Securities and Exchange Commission rules and guidance, to determine whether any Covered Person is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (“Disqualification Events”). To Urban Planet’s knowledge, no Covered Person is subject to a Disqualification Event, except  for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Urban Planet has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including Urban Planet; any predecessor or affiliate of Urban Planet; any director, executive officer, other officer participating in the Exchange, general partner or managing member of Urban Planet; any beneficial owner of 20% or more of Urban Planet’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Urban Planet in any capacity at the time of the Exchange; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Exchange (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the Exchange of any Solicitor or general partner or managing member of any Solicitor.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

As an inducement to, and to obtain the reliance of Urban Planet and the Urban Planet Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 2.01

Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the Company Schedules are complete and correct copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s certificate of incorporation or bylaws.  The Company has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 2.02

Capitalization.  The Company’s authorized capitalization consists of (a) 500,000,000 shares of common stock, par value $0.0001 per share (“the Company Common Stock”), of which 50,842,973 shares are issued and outstanding, and (b)10,000,000 shares of preferred stock, par value $.0001 per share, none of which are issued and outstanding.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

Section 2.03

Subsidiaries and Predecessor Corporations.  The Company does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04

SEC Reports.  The Company has filed all reports required to be filed by it under the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) of the Exchange Act, (the “SEC Reports”).

Section 2.05

Information.  The information concerning the Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, the Company has fully disclosed in writing to the Urban Planet Shareholders (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $10,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06

Options or Warrants.  Except as disclosed in an SEC Report, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company (including, without limitation, rights the value of which is determined with reference to the capital stock or other securities of the Company) or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company Common Stock of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person except as disclosed in an SEC Report.

Section 2.07

Absence of Certain Changes or Events.  Since September 30, 2014 and except as disclosed in an SEC Report:

(a)

there has not been (i) any material adverse change in the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

(b)

the Company has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii)

made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c)

The Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)

To its knowledge, the Company has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

Section 2.08

Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the Company Schedules.  The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.09

No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 2.10

Compliance With Laws and Regulations.  The Company has complied with all United States federal, state or local or any applicable foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other applicable requirement or rule of law (a “Law”) applicable to the Company and the operation of its business.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.11

Approval of Agreement.  The Board of Directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

Section 2.12

The Company Schedules.  The Company has delivered to the Urban Planet Shareholders the following schedules, which are collectively referred to as the “Company Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a)

a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of the Company as in effect as of the date of this Agreement;

(b)

a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the Company Schedules by Sections 2.01 through 2.12.

The Company shall cause the Company Schedules and the instruments and data delivered to the Urban Planet Shareholders hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.13

Valid Obligation.  This Agreement and all agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.14

OTC Marketplace Quotation.  The Company Common Stock is quoted on the OTCQB tier of the OTC Markets under the symbol “SIBE”. There is no action or proceeding pending or, to the Company’s knowledge, threatened against the Company by The Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to any intention by such entity to prohibit or terminate the quotation of the Company Common Stock on the OTCQB.

ARTICLE III
SHARE EXCHANGE

Section 3.01

The Exchange and Share Cancellation.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.02), (i) the Urban Planet Shareholders listed in Exhibit B shall sell, assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of Urban Common Stock held by them as set forth on Exhibit B; the objective of such purchase (the “Exchange”) being the acquisition by the Company of not less than 60% of the issued and outstanding shares of Urban Common Stock.  In exchange for the transfer of such securities by the Urban Planet Shareholders, the Company shall deliver to the Urban Planet Shareholders a combination of (i) that  number of shares of the Company’s Common Stock, par value $.0001 per share (the “Common Stock”) equal to that number obtained by multiplying the Common Stock Exchange Ratio (as hereinafter defined) with the number of such holder’s Fully Diluted Urban Planet Shares (as hereinafter defined) and (ii) that number of shares of the Company’s Series A Convertible Preferred Stock (a form of the Certificate of Designations and Preferences for the Series A Convertible Preferred Stock is set forth in Exhibit C) (the “Series A Preferred”) equal to that number obtained by multiplying the Preferred Stock Exchange Ratio (as hereinafter defined) with the number of such holder’s Fully Diluted Urban Planet Shares  (an aggregate of 10,500,000 shares of the Company’s common stock and 500,000 shares of the Series A Convertible Preferred) as set forth on Exhibit B (hereinafter referred to as the “Exchange Consideration”). At the Closing Date, the Urban Planet Shareholders shall, on surrender of their certificates representing their Urban Common Stock to the Company or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing their ownership of the Exchange Consideration.

Section 3.02

Closing.  The closing (“Initial Closing” or “Initial Closing Date”) of the transactions contemplated by this Agreement shall occur following completion of the conditions set forth in Articles V and VI, and upon delivery of the Exchange Consideration as described in Section 3.01 herein. Notwithstanding anything to the contrary provided for herein, the shares of Common Stock shall be issued within 10 business days of receipt by the Company of all of the Urban Planet Shareholders signed stock powers and certificates of Urban Planet that are part of the Exchange (the “Common Stock Delivery Date”) and certificates for the Series A Preferred will be issued upon the later to occur: (i) the Common Stock Delivery Date, or (ii) within 5 business days of the date of filing a Certificate of Designations and Preferences for the Series A Convertible Preferred Stock with the Secretary of State of Texas. The Initial Closing shall take place at a mutually agreeable time and place and is anticipated to close by no later than February 27, 2015, but in no event before this Agreement has been signed by Urban Planet Shareholders holding at least 60% of the shares of Urban Planet common stock outstanding.  Subsequent to the Initial Closing Date, the Company may complete one or more additional closings to complete the exchanges provided for in this Agreement to allow the Company to complete the acquisition of up to a 100% interest in Urban Planet for a period of up to 30 days after the Initial Closing Date.  Each closing that occurs after the Initial Closing Date, along with the Initial Closing shall be collectively referred to as the “Closing” or “Closing Date”.

Section 3.03

Closing Events.  At the Closing, the Company, Urban Planet and the Urban Planet Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 3.04

Termination.  This Agreement may be terminated by the Urban Planet Shareholders or the Company only (a) in the event that the Company or Urban Planet do not meet the conditions precedent set forth in Articles V and VI and (b) or (b) if the Initial Closing has not occurred by January 31, 2015.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE IV
SPECIAL COVENANTS

Section 4.01

Access to Properties and Records.  The Company and Urban Planet will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company or Urban Planet, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Urban Planet, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 4.02

Delivery of Books and Records.  At the Closing, Urban Planet shall deliver to, or provide the Company with access to, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Urban Planet now in the possession of Urban Planet or its representatives.

Section 4.03

Third Party Consents and Certificates.  The Company and Urban Planet agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 4.04

Designation of Directors and Officer.

(a)  On the Closing Date, Urban Planet may nominate, and the Company agrees to appoint, one person designated by Urban Planet to the Company’s Board of Directors (the “Urban Planet Designee”). The Urban Planet Designee shall not be subject to any Disqualification Events as defined in Section 1.17.

(b) The following person shall be appointed as an officer of the Company:

Brian A. OliverSmith as Chief Executive Officer.

Section 4.05

Actions Prior to Closing.

(a)

From and after September 30, 2014 until the Closing Date and except as set forth in the Company Schedules, an SEC Report or Urban Planet Schedules or as permitted or contemplated by this Agreement, the Company (subject to paragraph (d) below) and Urban Planet respectively, will each:

(i)

carry on its business in substantially the same manner as it has heretofore and as disclosed in the SEC Reports;

(ii)

maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)

maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)

perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)

use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)

fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)

From and after September 30, 2014 until the Closing Date, neither the Company nor Urban Planet will:

(i)

make any changes in their Articles of Incorporation, articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii)

take any action described in Section 1.07 in the case of Urban Planet or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii)

enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv)

sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business except as disclosed in the SEC Reports.

Section 4.06

Indemnification.

(a)

Urban Planet hereby agrees to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b)

Each Urban Planet Shareholder agrees, severally and not jointly, to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made by such individual Urban Planet Shareholder under Article I of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c)

The Company agrees to indemnify and hold harmless Urban Planet and each of the officers, agents, and directors of Urban Planet and the Urban Planet Shareholders as of the date of execution of this Agreement (the “Urban Planet Indemnitees”) against any Liabilities incurred or suffered by the Urban Planet Indemnitees to which it or they may become subject.  For this purpose, “Liabilities” shall mean all suits, proceedings, claims, expenses, losses, costs, liabilities, judgments, deficiencies, assessments, actions, investigations, penalties, fines, settlements, interest and damages (including reasonable attorneys' fees and expenses), whether suit is  instituted or not and, if instituted, whether at any trial or appellate level, and whether raised by the parties hereto or a third party, incurred or suffered by the Urban Planet Indemnitees or any of them arising from, in connection with or as a result of any inaccuracy appearing in or misrepresentations made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 5.01

Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Urban Planet and the Urban Planet Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  Urban Planet shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Urban Planet prior to or at the Closing.  The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Urban Planet and dated the Closing Date, to the foregoing effect.

Section 5.02

Officer’s Certificate.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Urban Planet to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Urban Planet threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Urban Planet Schedules, by or against Urban Planet, which might result in any material adverse change in any of the assets, properties, business, or operations of Urban Planet.

Section 5.03

Approval by the Urban Planet Shareholders.  The Exchange shall have been approved by the holders of not less than sixty percent (60%) of the Urban Common Stock, including voting power, of Urban Planet, unless a lesser number is agreed to by the Company.

Section 5.04

No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 5.05

Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of Urban Planet after the Closing Date on the basis as presently operated shall have been obtained.

Section 5.06

Other Items.

(a)

The Company shall have received a list containing the name, address, and number of shares held by the Urban Planet Shareholders as of the date of Closing, certified by an executive officer of Urban Planet as being true, complete and accurate;

(b)

Certificate of Good Standing. The Company shall have received a certificate of good standing (or its equivalent) of Urban Planet and its Subsidiaries;

(c)

Convertible Securities.  Evidence reasonably satisfactory to the Company that all debts or other obligations of Urban Planet which are convertible into equity securities of Urban Planet that are outstanding on the date of this Agreement have been paid in full or converted into Urban Common Stock in accordance with their terms or as amended prior to the Closing Date;

(d)

Opinions. The Company shall have received the opinion of Urban Planet’s legal counsel in Florida, which such opinion shall be substantially in the forms attached hereto as Exhibit D; and

(e)

The Company shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF URBAN PLANET
AND THE URBAN PLANET SHAREHOLDERS

The obligations of Urban Planet and the Urban Planet Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01

Accuracy of Representations and Performance of Covenants.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company.

Section 6.02

Officer’s Certificate.  Urban Planet shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the

Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

Section 6.03

Good Standing.  Urban Planet shall have received a certificate of good standing from the Secretary of State of Texas or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that the Company is in good standing as a corporation in the State of Texas.

Section 6.04

No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.05

Approval by the Company Board of Directors and its Shareholders.  The Company’s board of directors shall have approved the Exchange and the following (the “Corporate Actions”):

(a) the reservation of two million (2,000,000) shares of the Company’s Common Stock for issuance on terms as directed by the Chief Executive Officer of Urban Planet within 30 days after the completion of the acquisition of a 100% interest in Urban Planet to individuals or entities whose past, present and/or potential contributions to Urban Planet have been, are or will be important to its success and to motivate such individuals or entities to perform at the highest level, and, in general, to further the best interests of the Company and its shareholders (the Urban Planet Share Awards”). Further, the Urban Planet Share Awards shall be free from undisclosed conflicts of interest and in full compliance with applicable laws.

Section 6.06

Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07

Other Items

(a)

The Urban Planet Shareholders shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as the Urban Planet Shareholders may reasonably request.

ARTICLE VII
MISCELLANEOUS

Section 7.01

Brokers.  The Company and Urban Planet agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  The Company and Urban Planet each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 7.02

Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Texas.  Venue for all matters shall be in Travis County, Texas, without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States in Travis County, Texas. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 7.03

Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Urban Planet Shareholders and Urban Planet, to:

Brian A. OliverSmith

4711 Hope Valley Road, Suite 4F-104

Durham, NC 27707

If to the Company, to:

Maurine Finley, Chief Executive Officer

901 Mopac Expressway South,

Barton Oaks Plaza One, Suite 300

Austin, TX 78746

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 7.04

Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 7.05

Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 7.06

Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

Section 7.07

Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 7.08

Third Party Beneficiaries.  This contract is strictly between the Company, the Urban Planet Shareholders and Urban Planet, and, except as specifically provided, no director, officer, stockholder (other than the Urban Planet Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 7.09

Expenses.  Subject to Section 7.04 above, whether or not the Exchange is consummated, each of the Company, Urban Planet and the Urban Planet Shareholders will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 7.10

Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 7.11

Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 7.12

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format file or other similar format file, such signature shall be deemed an original for all purposes and shall create a valid and binding obligation of the party executing same with the same force and effect as if such facsimile or “.pdf” signature page was an original thereof each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.13

Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 7.14

Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

SIBLING GROUP HOLDINGS, INC.
A Texas corporation

By:	/s/ Maurine Findley
Maurine Findley, Chief Executive Officer

URBAN PLANET MEDIA & ENTERTAINMENT, CORP.
A Delaware corporation

By:	/s/ Brian A. OliverSmith
Brian A. OliverSmith, President

Exhibit A

Definitions

“Common Stock Exchange Ratio” means (1) 10,500,000, divided by (2) the Fully Diluted Urban Planet Shares.

“Fully Diluted Urban Planet Shares” means the sum of: the number of Urban Planet shares outstanding, plus the total number of Urban Planet Common Stock Equivalents calculated immediately before the Closing Date.

“Preferred Stock Exchange Ratio” means (1) 500,000, divided by (2) the Fully Diluted Urban Planet Shares.

Exhibit B

Urban Planet Shareholders’ Signature Pages

Purchaser Name	No. Shares of Urban Planet Common Stock	% of Urban Planet’s Outstanding Shares	No. Shares of the Company’s Common Stock	No. of Shares of Series A Preferred Stock
Sign: Name: Alvin P. Wong & Vanessa Chin JTWROS	15,000	0.17%	17,589	838
Sign: Name: Anthony Saussman	70,409	0.79%	82,563	3,932
Sign: Name: Aylene Kovenky-Gard Revocable Trust U/T/D 6/28/10	64,874	0.72%	76,073	3,623
Sign: Name: Brad Ganz	2,475	0.03%	2,902	138
Sign: /s/ Brian OliverSmith Name: Brian OliverSmith	2,279,903	25.46%	2,673,468	127,308
Sign: Name: Brody Bryant	13,158	0.15%	15,429	735
Sign: Name: Bruce Braatelein	75,177	0.84%	88,154	4,198
Sign: Name: Byles No2 Trust	10,000	0.11%	11,726	558
Sign: /s/ Catherine OliverSmith Name: Catherine OliverSmith	2,120,237	23.68%	2,486,240	118,392
Sign: Name: Charles Bourland	27,590	0.31%	32,353	1,541

Sign: Name: Cheryl Helt	132,603	1.48%	155,493	7,404
Sign: Name: Choice Partners LLC	5,661	0.06%	6,638	316
Sign: Name: David Joseph	50,000	0.56%	58,631	2,792
Sign: Name: David Lamb Saussy and Kathleen Lide Saussy Revocable Trust dtd 03/13/08	13,096	0.15%	15,357	731
Sign: Name: David Sandheimer	28,000	0.31%	32,833	1,563
Sign: Name: DFB Living Trust U/R 05/01/2002 David F Burr, Trustee	34,747	0.39%	40,745	1,940
Sign: Name: Don Patrick	110,111	1.23%	129,119	6,149
Sign: Name: Doug Elleby	57,550	0.64%	67,484	3,214
Sign: Name: Dr. Henry Scherich	130,446	1.46%	152,964	7,284
Sign: Name: Ed Heustess	31,090	0.35%	36,457	1,736
Sign: Name: Edward A. Kruk	12,675	0.14%	14,863	708
Sign: /s/ FBO Johanna M. Hynes-Maleki IRA Name: Equity Trust Company Custodian FBO Johanna M. Hynes-Maleki IRA	620,146	6.93%	727,198	34,628

Sign: /s/ FBO Seth Kovensky IRA Name: Equity Trust Company Custodian FBO Seth Kovensky IRA	196,944	2.20%	230,941	10,997
Sign: Name: Eve Patrick	37,448	0.42%	43,912	2,091
Sign: Name: Gary June	53,619	0.60%	62,875	2,994
Sign: Name: H. Christopher Norman	11,648	0.13%	13,659	650
Sign: Name: Hunter W. Lisle	10,000	0.11%	11,726	558
Sign: Name: I.L. Aronson P.C. Employees Pension Plan	8,000	0.09%	9,381	447
Sign: Name: James Carter Jr	8,678	0.10%	10,176	485
Sign: Name: James Christopher Witten	17,100	0.19%	20,052	955
Sign: /s/ James G. Dodrill II and Meredith S. Dodrill Name: James G. Dodrill II and Meredith S. Dodrill (Tenants by Entirety)	310,000	3.46%	363,513	17,310
Sign: Name: James Robert Carter Jr Revocable Trust dtd 04/18/08	25,137	0.28%	29,476	1,404
Sign: Name: Jeff Hixon	12,500	0.14%	14,658	698
Sign: Name: Jiro Shimoyama	10,000	0.11%	11,726	558

Sign: Name: Jon Vinge	25,000	0.28%	29,316	1,396
Sign: Name: Karen M. Glomboski	20,000	0.22%	23,452	1,117
Sign: Name: Khalil Chawared	53,075	0.59%	62,237	2,964
Sign: Name: Khoa D. Nguyen Revocable Living Trust dtd 05/28/2012	128,818	1.44%	151,055	7,193
Sign: Name: L Dennis McKeever	11,325	0.13%	13,280	632
Sign: Name: Larry Zaslavsky	22,733	0.25%	26,657	1,269
Sign: Name: Leland Mckeever	11,684	0.13%	13,701	652
Sign: Name: Leon Aronson	22,111	0.25%	25,928	1,235
Sign: Name: Lindsay Carlson	13,195	0.15%	15,473	737
Sign: Name: Lynn Berkowitz	22,661	0.25%	26,573	1,265
Sign: Name: Martin Schmitt	25,000	0.28%	29,316	1,396
Sign: Name: Measurement Incorporated	225,330	2.52%	264,227	12,582
Sign: Name: Nathaniel B. Hughes-Sharp	10,000	0.11%	11,726	558

Sign: Name: Pamela Houseworth & Terrance J Baker	13,197	0.15%	15,475	737
Sign: Name: Richard Berkowitz	9,055	0.10%	10,618	506
Sign: Name: Scantling Technology Ventures, LLC	504,265	5.63%	591,313	28,158
Sign: Name: Sean D. Wengroff	10,000	0.11%	11,726	558
Sign: Name: Slyvia S. Amick	86,746	0.97%	101,720	4,844
Sign: Name: Stephanie Usery	45,477	0.51%	53,327	2,539
Sign: Name: I.L.Aronson,P.C. Employees Pension Plan	17,278	0.19%	20,261	965
Sign: Name: TVP Ventures, LLC	550,000	6.14%	644,943	30,712
Sign: Name: United Max International/ Bruce Braatelein	489,550	5.47%	574,058	27,336
Sign: Name: Wayne H. Wentzel	12,675	0.14%	14,863	708
Sign: Name: William Willoughby	19,084	0.21%	22,378	1,066

EXHIBIT C

Rights and Preferences for Series A Convertible Preferred Stock

CERTIFICATE OF DESIGNATION OF

POWERS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SIBLING GROUP HOLDINGS, INC.

FIRST:  The name of the corporation is Sibling Group Holdings, Inc. (the “Corporation”).

SECOND:  The Amended and Restated Certificate of Formation of the Corporation provides that the Corporation shall have authority to issue (a)  500,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of Series A Preferred, par value $.0001, (“Series A Preferred”), the designations, preferences, rights, qualifications, limitations, and restrictions of which may be fixed and determined by the Board of Directors of the Corporation without shareholder action in accordance with Section 21.155 of the Texas Business Organizations Code (“TBOC”).

THIRD:  On January 28, 2015, the Board of Directors, pursuant to the authority granted in the Amended and Restated Certificate of Formation, and in accordance with Section 21.155 of the TBOC has passed a resolution creating Series A Convertible Preferred Stock and fixing the number of shares to be included in such series, and the powers, designations, preferences, and relative, participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions, if any, which are set forth in their entirety in Appendix I hereto;

FOURTH:  this Certificate of Designation of Powers, Preferences, and Rights of Series A Series A Preferred (the “Certificate of Designation”) has been adopted by all necessary action on the part of the Corporation;

FIFTH:   The Corporation has caused this Certificate of Designation to be signed by Maurine Findley, its Chief Executive Officer, this 28th day of January, 2015.

SIBLING GROUP HOLDINGS, INC.

By:
Maurine Findley, Chief Executive Officer

APPENDIX 1

TO

CERTIFICATE OF DESIGNATION OF

POWERS, PREFERENCES AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SIBLING GROUP HOLDINGS, INC.

WHEREAS, The Amended and Restated Certificate of Formation of the Corporation provides that the Corporation shall have authority to issue (a)  500,000,000 shares of common stock, par value $.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of Series A Preferred, par value $.0001, (“Series A Preferred”), the designations, preferences, rights, qualifications, limitations, and restrictions of which may be fixed and determined by the Board of Directors of the Corporation without shareholder action in accordance with Section 21.155 of the Texas Business Organizations Code (“TBOC”).

WHEREAS, the Board of Directors, pursuant to its authority as aforesaid, desires to create and fix the terms of Series A Convertible Preferred Stock;

IT IS HEREBY RESOLVED, that a series of 500,000 shares of Series A Preferred of the Corporation designated as “Series A Preferred” be and the same is hereby created;

RESOLVED FURTHER, that the designation, powers, preferences and relative, participating, optional, and other special rights with respect to the Series A Preferred and qualifications, limitations, and restrictions thereof, are as set forth below:

Section 1.

Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 6(e).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, Series A Preferred, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Price” shall have the meaning set forth in Section 5(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” shall have the meaning given such term in Section 2.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series A Preferred in dividend rights or liquidation preference.

“Liquidation” shall have the meaning set forth in Section 4.

“Texas Courts” shall have the meaning set forth in Section 7(d).

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Series A Preferred” shall have the meaning set forth in Section 2.

“Share Exchange Agreement” means the Share Exchange Agreement, dated as of December ___, 2014, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Securities” means the Series A Preferred and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 5(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3(a) of the Share Exchange Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Share Exchange Agreement.

“Successor Entity” shall have the meaning set forth in Section 6(c).

“Trading Day” means a day on which the New York Stock Exchange is open for business.

“Transaction Documents” means this Certificate of Designation, the Share Exchange Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Share Exchange Agreement.

“Transfer Agent” means a transfer agent to be appointed by the Corporation and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series A Preferred in accordance with the terms of this Certificate of Designation.

Section 2.

Designation, Amount and Par Value and Dividends.

(a) The Series A Preferred shall be designated as Series A Convertible Preferred Stock (the “Series A Preferred”) and the number of shares so designated shall be up to 500,000 (which shall not be subject to increase without the written consent of all of the holders of the Series A Preferred (each, a “Holder” and collectively, the “Holders”)). Each share of Series A Preferred shall have a par value of $0.0001 per share and a stated value equal to $10.00 (the “Stated Value”).

Section 3.

Voting Rights. Each share of the Series A Preferred shall be entitled to one vote. Notwithstanding the foregoing, as long as any shares of Series A Preferred are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 51% of the then outstanding shares of the Series A Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4) senior to, or otherwise pari passu with, the Series A Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series A Preferred, or (e) enter into any agreement with respect to any of the foregoing.

Section 4.

Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets and funds of the Corporation shall be distributed ratably among the Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.  The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Upon the completion of the distribution required in the preceding paragraph, if assets or funds remain in excess of the amount distributed pursuant to the preceding paragraph, the holders of Junior Securities shall receive all of the remaining assets of the Corporation, pro rata based on the number of shares of Common Stock such holder then holds or would hold upon conversion or exchange of Common Stock Equivalent into Common Stock.

Section 5.

Conversion.

a)

Conversions at Option of Holder. Each share of Series A Preferred shall be convertible, (i) at any time and from time to time from after 24 months after the Original Issue Date or (ii) at any time after delivery of notice by the Company of the occurrence of any of the events set forth in Section 6(d)(ii), each at the option of the Holder thereof, into that number of shares of Common Stock  determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred to be converted, the number of shares of Series A Preferred owned prior to the conversion at issue, the number of shares of Series A Preferred owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series A Preferred, a Holder shall not be required to surrender the certificate(s) representing the shares of Series A Preferred to the Corporation unless all of the shares of Series A Preferred represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred promptly following the Conversion Date at issue.  Shares of Series A Preferred converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)

Conversion Price.  The conversion price for the Series A Preferred shall equal $0.50, subject to adjustment herein (the “Conversion Price”).

c)

Mechanics of Conversion

i.

Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series A Preferred which, on or after the earlier of (i) the twelve month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions, and (B) a bank check in the amount of accrued and unpaid dividends.  If the Common Stock is listed or quoted for public trading, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 5 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii.

Failure to Deliver Conversion Shares.  If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, in addition to any other remedies that may be available to Holder at law or equity, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series A Preferred certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.

Obligation Absolute.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such

Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.  In the event a Holder shall elect to convert any or all of the Stated Value of its Series A Preferred, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Preferred of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A Preferred which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment.  In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion.

iv.

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series A Preferred), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 6) upon the conversion of the then outstanding shares of Series A Preferred.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

v.

Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A Preferred.   As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vi.

Transfer Taxes and Expenses.  The issuance of Conversion Shares on conversion of this Series A Preferred shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series A Preferred and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.  The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

Section 6.

Certain Adjustments.

a)

Stock Dividends and Stock Splits.  If the Corporation, at any time while this Series A Preferred is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock

Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Preferred), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section 6(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)

Pro Rata Distributions. During such time as this Series A Preferred is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Series A Preferred, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete Conversion of this Series A Preferred (without regard to any limitations on Conversion hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution

c)

Calculations.  All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

d)

Notice to the Holders.

i.

Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 6, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.

Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series

A Preferred, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 7.

Miscellaneous.

a)

Notwithstanding the foregoing, the Series A Preferred may not be sold, pledged or otherwise transferred without the prior written consent of the Company’s Board of Directors.

b)

Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Maurine Findley, CEO, facsimile number _______________, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 7.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

c)

Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A Preferred at the time, place, and rate, and in the coin or currency, herein prescribed.

d)

Lost or Mutilated Series A Preferred Certificate.  If a Holder’s Series A Preferred certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

e)

Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflict of laws thereof.  Each Holder that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in Travis County, Texas (the “Texas Courts”).  Each Holder by accepting the Series A Preferred irrevocably submits to the exclusive jurisdiction of the Texas Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Texas Courts, or such Texas Courts are improper or inconvenient venue for such proceeding.  Each Holder irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Holder irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

f)

Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

g)

Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

h)

Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)

Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

j)

Status of Converted or Redeemed Series A Preferred.  Shares of Series A Preferred may only be issued pursuant to the Share Exchange Agreement.  If any shares of Series A Preferred shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Series A Preferred and shall no longer be designated as Series A Preferred.

*********************

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED)

The undersigned hereby elects to convert the number of shares of Series A Convertible Series indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Sibling Group Holdings, Inc. , a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Share Exchange Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________
Number of shares of Series A Preferred owned prior to Conversion: ______________
Number of shares of Series A Preferred to be Converted: _____________________
Stated Value of shares of Series A Preferred to be Converted: __________________
Number of shares of Common Stock to be Issued: ___________________________
Applicable Conversion Price:____________________________________________
Number of shares of Series A Preferred subsequent to Conversion: _____________
Address for Delivery: ______________________
[HOLDER] By:___________________________________ Name: Title:

EXHIBIT D

FORM OF OPINION

[To be provide at Closing.]

SIBLING GROUP HOLDINGS, INC.

Share Exchange Agreement

Exhibit and Schedules

Schedule 1.02

None.